UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 8, 2017

Fauquier Bankshares, Inc.
__________________________________________
 (Exact name of registrant as specified in its charter)
Virginia	000-25805	54-1288193
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10 Courthouse Square, Warrenton, Virginia		20186
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant's telephone number, including area code:		540.347.2700

Not Applicable
______________________________________________
 Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2016, Fauquier Bankshares, Inc. (the "Company"), the parent company of The Fauquier Bank (the "Bank"), filed a current report on Form 8-K in which it disclosed that Christine E. Headly had been appointed to serve as Executive Vice President and Chief Financial Officer of the Company and the Bank, effective September 3, 2016. On February 8, 2017, the Company and the Bank entered into an employment agreement (the "Agreement") with Ms. Headly, which has an effective date of February 8, 2017 and will continue for an initial term until December 31, 2019. On December 31, 2017 and on each December 31st thereafter, the term of the Employment Agreement will be automatically extended for an additional year so as to terminate two years from each renewal date, unless the Company gives written notice of its election not to renew the Employment Agreement before the applicable renewal date.

The Agreement provides that Ms. Headly will be paid an annual base salary of at least $160,000. The base salary may be increased or decreased (but not below the minimum amount of $160,000) in the sole discretion of the Compensation Committee or the Board of Directors of the Company. Ms. Headly will be entitled to participate in the Company's long-term and short-term incentive plans. Ms. Headly will also be entitled to participate in all of the Company's and the Bank's employee benefit plans and programs for which she is eligible. Any incentive-based compensation or award to which Ms. Headly is entitled is subject to clawback by the Company as required by applicable federal law.

The Agreement further provides that Ms. Headly will be entitled to receive certain severance payments in the event of a termination of employment under certain circumstances. If the Company terminates Ms. Headly's employment without Cause or Ms. Headly terminates her employment with Good Reason (as such terms are defined in the Agreement), in a non-change of control context, the Company will be obligated to continue to pay Ms. Headly her base salary in effect on the date of termination for a period of twenty-four months from the date of termination. In addition, if she elects coverage under the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), Ms. Headly will be entitled to continue to receive her current benefits under group health and dental plans, provided that such benefits will not extend beyond the 18-month period permitted by COBRA.

The Agreement contains certain termination benefits if Ms. Headly is terminated by the Company on account of its failure to renew the Agreement or without Cause or Ms. Headly terminates her employment with Good Reason following a Change in Control (as such terms are defined in the Agreement), which include but are not limited to the following: (i) a multiple of pay and (ii) continued health and dental benefits.

Ms. Headly will be subject to a two-year noncompetition restriction and a two-year nonsolicitation restriction following the termination of her employment for any reason.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.21 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

Exhibit No.	Description of Exhibit

10.21	Employment Agreement, dated February 8, 2017, between Fauquier Bankshares, Inc., The Fauquier Bank, and Christine E. Headly

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fauquier Bankshares, Inc.

February 13, 2017	By:	/s/ Marc J. Bogan______

Name: Marc J. Bogan
Title: President and Chief Executive Officer